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                                  Diamond Hill
                                  ------------
                                  Investments


FOR IMMEDIATE RELEASE:
                                             Investor Contact:
                                             James F. Laird
                                             Chief Financial Officer
                                             614-255-3353
                                             E-mail: (jlaird@diamond-hill.com)

     DIAMOND HILL INVESTMENT GROUP, INC. ANNOUNCES 2005 FINANCIAL RESULTS
              REPORTS ASSETS UNDER MANAGEMENT INCREASED BY 192%
         GAAP DILUTED EPS OF $1.83 and PRO FORMA DILUTED EPS OF $0.61


     Columbus, Ohio -- February 14, 2006, -- Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported results for the year ended December 31, 2005. Assets under management increased by 192% to $1.53 billion compared to $524 million at the end of 2004 while revenue of $9.2 million for the year increased by 272% compared to 2004. Both assets under management and revenue were driven higher by strong investment returns in client portfolios. GAAP net income for the year was $3.65 million compared to a net loss of $177 thousand in 2004.
Pro forma net income for year was $1.21 million.

Incentive Fees - the company reported that 32% of revenue, or $2.90 million, was the result of performance incentive fees earned from strong returns in certain investment portfolios. Management cautioned that it is unlikely that the proportion of incentive fees to total revenue will be as high in the future.

Income tax benefit - the company recorded a non-cash income tax benefit of $1.66 million, reflecting the likelihood that tax loss carryforwards of $5.88 million will be utilized in 2006 and future years. This one time benefit resulted in a significant increase in net income in 2005 but if the company continues to be profitable, as expected, it will begin incurring income tax expenses in 2006 and future years.

Ric Dillon, president and chief investment officer stated, "Our primary goal is to fulfill our fiduciary responsibility to our clients by achieving excellent long-term investment returns. I am pleased that we have continued to deliver strong results. All of our client funds and portfolios are highly ranked compared to other investment firms. In addition, our efforts to market our funds and managed portfolios resulted in $846 million in new client investments in 2005 compared to $222 million in 2004."


GAAP Earnings			   2005	  	   2004
Investment management revenue	$9,182,667     	$2,468,490	+272%
Net income (loss) before tax	$1,989,091	$ (176,500)	 n.m.
Income tax benefit		$1,661,675	$        0	 n.m.
Net income (loss)		$3,650,766	$ (176,500)	 n.m.
Earnings per share - basic	$  2.21		$  (0.11)	 n.m.
Earnings per share - diluted	$  1.83		$  (0.11)	 n.m.

The compensation committee of the board of directors reviewed the compensation of the company's key staff and finalized a new compensation program for 2005. The company recorded an expense of $4.2 million for incentive compensation for 2005 based upon a number of factors including investment results achieved by the investment team, market comparisons of compensation levels, and firm and industry growth and profitability measures. The incentive compensation included 71,800 shares of stock grants, 71,800 stock options and the remainder in cash.

Pro Forma Earnings - Pro forma results illustrate the company's earnings adjusted for the impact of federal income taxes. Under GAAP, the company recorded an income tax benefit of $1.66 million reflecting the likelihood that tax loss carryforwards of $5.88 million will be utilized in future years. Therefore, under GAAP, the company did not incur income tax expense in 2005 despite $1.99 million in net income before tax and, instead, recorded an income tax benefit for the year. Pro forma earnings, which the company believes are useful for readers of the financial statements to ascertain the underlying profitability of the company, do not include the tax benefit of $1.66 million but instead reflect income tax expense of $781 thousand assuming the company paid federal income tax on taxable income. A reconciliation of pro forma and GAAP earnings is shown below.

			       PROFORMA 2005	 GAAP 2005	DIFFERENCE
Net income (loss) before tax	$1,989,091	$1,989,091	$        0
Income tax (expense) benefit	$ (780,885)	$1,661,675	$2,442,560
Net income			$1,208,206	$3,650,766	$2,442,560
Earnings per share - basic	$  0.73		$  2.21		$  1.48
Earnings per share - diluted	$  0.61		$  1.83		$  1.22


About Diamond Hill:

     Diamond Hill provides investment management services to individuals and institutions seeking to preserve and build wealth. The firm currently manages mutual funds, seperate accounts and a private investment fund. For more information on Diamond Hill, visit www.diamond-hill.com.


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            375 North Front Street, Suite 300, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363